Exhibit 3.3

BY-LAW NO. 2 A BY-LAW RELATING GENERALLY TO FORUM SELECTION OF GOLD ROYALTY CORP., A CANADIAN FEDERAL CORPORATION

GOLD ROYALTY CORP.

BY-LAW NO. 2

A By-law relating generally to forum selection of Gold Royalty Corp. (hereinafter called the “Corporation”).

IS HEREBY ENACTED as a By-law of the Corporation as follows:

Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, the Supreme Court of British Columbia, Canada and the appellate Courts therefrom (or, failing such court, any other “court” as defined in the Canada Business Corporations Act, as amended from time to time (the “CBCA”) having jurisdiction and the appellate Courts therefrom), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or the Articles of Incorporation or the By-laws of the Corporation (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the CBCA) of the Corporation. If any action or proceeding for the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of British Columbia (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (i) the personal jurisdiction of the provincial and federal Courts located within the Province of British Columbia in connection with any action or proceeding brought in any such Court to enforce the preceding sentence and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder.

The foregoing By-law was made by the directors of the Corporation on the 30th day of November, 2020.

(signed) “Garnet Dawson”	(signed) “David Garofalo”

Garnet Dawson Director	David Garofalo Director